===============================================================================
                                               --------------------------------
                                               \        OMB APPROVAL          \
                                               \------------------------------\
                                               \  OMB Number:      3235-0059  \
                                               \  Expires: December 31, 1997  \
                                               \  Estimated average burden    \
                                               \  hours per response......89  \
                                               --------------------------------
                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      Freeport-McMoRan Copper & Gold Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

          [Logo of Freeport-McMoRan Copper & Gold Inc. appears here]

                               -----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 5, 1998

                               -----------------

                                                                  March 23, 1998

  The Annual Meeting of Stockholders of Freeport-McMoRan Copper & Gold Inc. will be held at the office of the corporation, 1615 Poydras Street, New Orleans, Louisiana, on Tuesday, May 5, 1998, at 9:00 a.m., for the following purposes:

    (1) To elect four of fifteen directors to hold office for three years and until their respective successors are elected and qualified;

    (2) To ratify the appointment of Arthur Andersen LLP as the independent auditors to audit the financial statements of the corporation and its subsidiaries for the year 1998;

    (3) To consider and vote on a stockholder proposal described in the attached proxy statement, if presented at the meeting; and

    (4) To transact such other business as may properly come before the meeting.

  The Board of Directors has fixed the close of business on March 9, 1998, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

  Your vote is important. Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Your cooperation will be appreciated.

                                            By Order of the Board of
                                             Directors.


                                            /s/ Michael C. Kilanowski, Jr.
                                            Michael C. Kilanowski, Jr.
                                            Vice President and Secretary

                      FREEPORT-MCMORAN COPPER & GOLD INC.
                              1615 POYDRAS STREET
                         NEW ORLEANS, LOUISIANA 70112

  The 1997 Annual Report to Stockholders, including financial statements, is being mailed to stockholders together with these proxy materials on or about March 23, 1998.

                                PROXY STATEMENT

  This proxy statement is furnished in connection with a solicitation of proxies by the Board of Directors (the "Board of Directors" or the "Board") of Freeport-McMoRan Copper & Gold Inc. (the "Company") for use at its Annual Meeting of Stockholders to be held on May 5, 1998, and at any adjournments thereof (the "Meeting").

VOTING PROCEDURES

  Stockholders of record at the close of business on March 9, 1998 (the "Record Date") will be entitled to vote at the Meeting. On the Record Date there were outstanding 72,570,444 shares of the Company's Class A Common Stock ("Class A Common Shares"), 108,333,838 shares of the Company's Class B Common Stock ("Class B Common Shares" and, together with the Class A Common Shares, the "Common Shares"), 13,999,600 depositary shares, each representing 0.05 shares of the Company's Step-Up Convertible Preferred Stock (the "Step-Up Preferred Shares"), 6,000,000 depositary shares, each representing 0.05 shares of the Company's Gold-Denominated Preferred Stock (the "Gold Preferred Shares"), 4,305,580 depositary shares, each representing 0.05 shares of Gold-Denominated Preferred Stock, Series II (the "Gold-II Preferred Shares"), and 4,760,000 depositary shares, each representing 0.025 shares of the Company's Silver-Denominated Preferred Stock (the "Silver Preferred Shares" and together with the Step-Up Preferred Shares, the Gold Preferred Shares and the Gold-II Preferred Shares, the "Preferred Shares"). The Common Shares and the Preferred Shares are referred to herein collectively as the "Company Shares."

  The holders of a majority of the Company Shares issued and outstanding and entitled to vote at the Meeting, present in person or represented by proxy, will constitute a quorum at the Meeting. The persons whom the Company appoints to act as inspectors of election will treat the Company Shares represented by a properly executed and returned proxy as present at the Meeting for purposes of determining a quorum. The Company Shares present at the Meeting that are abstained from voting or that are the subject of broker non-votes will be counted as present for purposes of determining a quorum. A broker non-vote occurs when a nominee holding Company Shares for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

  Each of the Company Shares will entitle the holder to one vote on all matters as to which the holder is entitled to vote. Each record holder of depositary shares representing Preferred Shares will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of Preferred Shares represented by the holder's depositary shares. Votes cast at the Meeting will be counted by the inspectors of election. Holders of Class A Common Shares and Preferred Shares, voting together as a single class, have the right to elect 20% of the Board of Directors, and holders of Class B Common Shares have the right to elect 80% of the Board of Directors. The Company's directors are elected by a plurality vote. Except with respect to the election of directors, the Class A Common Shares and Class B Common Shares, voting together as a single class, have exclusive voting rights with respect to all matters to come before the Meeting.

  Abstentions and broker non-votes will have no effect upon the election of directors. Abstentions as to all other matters to come before the Meeting will have the same effect as votes against those matters, but broker non-votes as to those matters will not be deemed to be a part of the voting power present with respect to, will not count as votes for or against, and will not be included in calculating the number of votes necessary for approval of those matters.

  The Board of Directors is soliciting a proxy in the enclosed form to provide you with an opportunity to vote on all matters scheduled to come before the Meeting, whether or not you attend in person. If you properly execute and return a proxy in the enclosed form, your shares will be voted as you specify. If you make no specifications, the proxy representing any Common Shares will be voted in favor of the proposed nominees, for the ratification of the appointment of auditors and against the stockholder proposal. If you make no specifications, the proxy representing any Preferred Shares will be voted in favor of the proposed nominees. If you submit a proxy, you may subsequently revoke it or submit a revised proxy at any time before it is voted. You may also attend the Meeting in person and vote by ballot, which would cancel any proxy that you previously gave. Management expects no matters to be presented for action at the Meeting other than the items described in this Proxy Statement. If, however, any other matters properly come before the Meeting, the persons named as proxies in the enclosed form of proxy intend to vote in accordance with their judgment on the matters presented.

PROXY SOLICITATION

  The Company will pay all expenses of soliciting proxies for the Meeting. In addition to solicitations by mail, arrangements have been made for brokers and nominees to send proxy materials to their principals, and the Company will reimburse them for their reasonable expenses in doing so. The Company has retained Georgeson & Co. Inc., Wall Street Plaza, New York, New York, to assist with the solicitation of proxies from brokers and nominees. It is estimated that the fees for Georgeson's services will be $8,500 plus its reasonable out-of-pocket expenses. Certain representatives of the Company, who will receive no compensation for their services, may also solicit proxies by telephone, telegram, telex, telecopy or personal interview.

STOCKHOLDER PROPOSALS

  In order to be considered for inclusion in the Company's 1999 proxy materials, stockholder proposals must be received by the Company no later than November 23, 1998. In addition, the Company's By-Laws provide that stockholders intending to nominate a director or bring any other matter before a stockholders' meeting must furnish timely written notice containing specified information concerning, among other things, the matters to be brought before the meeting and the stockholder proposing the matters. In general, to be timely a stockholder's notice must be received by the Company's Secretary not less than 60 nor more than 90 days prior to the stockholders' meeting. If less than 70 days' notice or prior public disclosure of the date of the stockholders' meeting is made, the Secretary must receive the stockholder's notice within 10 days of the mailing of the meeting notice or public disclosure of the meeting date. The Company will be permitted to disregard any nomination or other matter that fails to comply with these By-Law procedures.

CORPORATE GOVERNANCE

  The Board of Directors, which held six meetings during 1997, has primary responsibility for directing the management of the business and affairs of the Company. The Board currently consists of fifteen members. To provide for effective direction and management of the Company's business, the Board of Directors has established five committees, including the Audit Committee, the Nominating Committee and the Corporate Personnel Committee.

  The Audit Committee reviews the Company's financial statements and exercises general oversight with respect to the activities of the Company's independent auditors, principal accounting officer and internal auditing group and related matters. The Audit Committee currently consists of Mr. Day as Chairman, and Messrs. Bruce, Harrison, Johnston, Kissinger, Lackey, Leslie and Rankin, none of whom is an officer or employee of the Company or any of its subsidiaries. The Audit Committee met three times during 1997.

  The Nominating Committee makes recommendations to the Board concerning the structure of the Board, corporate governance and proposed new members of the Board, and nominates individuals to stand for election as directors. The Nominating Committee will consider recommendations by the Company's stockholders of potential nominees for election as directors. The Company's Secretary will, upon written request from any stockholder, furnish information concerning the procedures required to be followed in connection with such recommendation. The Nominating Committee currently consists of Mr. Rankin as Chairman, and Messrs. Davis, Day and Moffett. The Nominating Committee met twice during 1997.

  The Corporate Personnel Committee, which is described further below, currently consists of Mr. Bruce as Chairman, and Messrs. Harrison, Putnam and Wharton and Ms. McDonald. The Corporate Personnel Committee met three times during 1997.

  During 1997 each of the current directors, except Ms. McDonald, attended at least 75% of the aggregate number of meetings held of the Board and Board committees on which he or she served.

                             ELECTION OF DIRECTORS

  The holders of Class A Common Shares and Preferred Shares, voting as a class, elect 20% of the Board, and the holders of Class B Common Shares elect the remaining 80%. The Board of Directors has fixed the number of directors at fifteen, three of whom are elected by the holders of Class A Common Shares and Preferred Shares (the "Class A Directors") and twelve of whom are elected by the holders of Class B Common Shares (the "Class B Directors"). In addition, the Board consists of three classes, each of which serves for three years, with one class being elected each year.

  Pursuant to an agreement (the "Rio Tinto Agreement") among the Company, Rio Tinto plc ("Rio Tinto"), a mining and smelting company, and certain of Rio Tinto's affiliates (the "Rio Tinto Affiliates"), Rio Tinto has the right to submit for nomination for election by the Company's stockholders the percentage of directors, rounded to the nearest whole number, that is proportionately equal to the Rio Tinto Affiliates' aggregate percentage ownership of all outstanding Common Shares. The Rio Tinto Affiliates may nominate directors either as Class A Directors or Class B Directors, but the percentage of Class B Directors so nominated, if any, cannot exceed the percentage of the total number of Class B Common Shares outstanding that the Rio Tinto Affiliates own. As of the Record Date, Rio Tinto Indonesia Limited, a Rio Tinto Affiliate, owned 23,931,100 Class A Common Shares, or 13.2% of the Common Shares outstanding. In the Rio Tinto Agreement, the Company agreed to include Rio Tinto's nominees with the directors nominated by the Board and to refrain from taking any action that may hinder the election of Rio Tinto's nominees. Messrs. Davis and Leslie are the directors selected by Rio Tinto and both serve as Class A Directors.

  The persons named as proxies in the enclosed form of proxy intend to vote your proxy, unless otherwise directed, for the election of Leon A. Davis (who serves currently as a Class A Director) and James R. Moffett, George Putnam and B.M. Rankin, Jr. (all of whom serve currently as Class B Directors) as the members of Class III to serve until the 2001 Annual Meeting of Stockholders. Messrs. Bruce, Day, Lackey, Leslie and Mealey and Ms. McDonald are members of Class I and are serving terms that expire at the 1999 Annual Meeting of Stockholders, and Messrs. Harrison, Johnston, Kissinger, Latiolais and Wharton are members of Class II and are serving terms that expire at the 2000 Annual Meeting of Stockholders.

INFORMATION ABOUT NOMINEES AND DIRECTORS

  The following table provides certain information as of March 2, 1998 with respect to each director nominee and each other director whose term will continue after the Meeting. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years.

                                                                               YEAR FIRST
    NAME OF NOMINEE              PRINCIPAL OCCUPATIONS, OTHER DIRECTORSHIPS    ELECTED A
      OR DIRECTOR         AGE          AND POSITIONS WITH THE COMPANY           DIRECTOR
    ---------------       --- ------------------------------------------------ ----------
Robert W. Bruce III        53 President, The Robert Bruce Management Co.,         1995
                               Inc., investment managers. Managing Partner,
                               Steamboat Group, until 1992. Director of IMC
                               Global Inc. ("IGL").
Leon A. Davis              58 Director and Chief Executive of Rio Tinto,          1996
                               worldwide mining and smelting, and of Rio Tinto
                               Limited ("RTL"), a mining company. Deputy Chief
                               Executive and Chief Operating Officer of Rio
                               Tinto until 1996. Mining Director of Rio Tinto
                               until 1994.
Robert A. Day              54 Chairman of the Board of Trust Company of the       1995
                               West, an investment management company.
                               Chairman and President of W.M. Keck Foundation.
                               Director of Fisher Scientific International,
                               Inc. and McMoRan Oil & Gas Co. ("MOXY"), an oil
                               and gas exploration and production company.
William B. Harrison, Jr.   54 Vice Chairman of The Chase Manhattan Corporation    1995
                               and its subsidiary, The Chase Manhattan Bank.
                               Director of Dillard Department Stores, Inc.
J. Bennett Johnston        65 Chairman of Johnston and Associates, LLC, a         1997
                               legal and business consulting firm, and
                               Chairman of Johnston Development Co. LLC, a
                               project development firm. United States Senator
                               until January 1997. Director of Chevron Corp.,
                               URS Corp. and Columbia Energy Group Inc.
Henry A. Kissinger         74 Chairman of the Board and Chief Executive           1995
                               Officer, Kissinger Associates, Inc.,
                               international consultants and consultants to
                               the Company. Director of Revlon, Inc.,
                               Hollinger International Inc., and Gulfstream
                               Aerospace Corporation.

                                                                            YEAR FIRST
   NAME OF NOMINEE            PRINCIPAL OCCUPATIONS, OTHER DIRECTORSHIPS    ELECTED A
     OR DIRECTOR       AGE          AND POSITIONS WITH THE COMPANY           DIRECTOR
   ---------------     --- ------------------------------------------------ ----------
Bobby Lee Lackey        60 President and Chief Executive Officer of J.S.       1995
                            McManus Produce Company, Inc., grower of
                            vegetables and shipper of fruits and
                            vegetables.
Rene L. Latiolais       55 Vice Chairman of the Board of the Company.          1993
                            Commissioner of P.T. Freeport Indonesia Company
                            ("PT-FI"), an operating subsidiary of the
                            Company. Co-Chairman of the Board of Freeport-
                            McMoRan Sulphur Inc. ("FSC"), a sulphur mining
                            and transportation company. President and Chief
                            Executive Officer of Freeport-McMoRan Inc.
                            ("FTX"), a natural resources company, until
                            1997. Chief Operating Officer of FTX until
                            1995. Executive Vice President of FTX until
                            1993. Director of IGL.
Jonathan C.A. Leslie    47 Director and Chief Executive Copper of Rio          1997
                            Tinto. Managing Director of Rossing Uranium
                            Limited, a mining company, until 1994. Director
                            of RTL.
Gabrielle K. McDonald   55 Judge, International Criminal Tribunal for the      1995
                            Former Yugoslavia. Distinguished Visiting
                            Professor of Law, Texas Southern University,
                            Thurgood Marshall School of Law, until 1995.
                            Visiting Professor of Law, St. Mary's
                            University School of Law, and of counsel,
                            Walker & Satterthwaite, law firm, until 1993.
George A. Mealey        64 Vice President Commissioner of PT-FI and            1988
                            consultant to the Company. President and Chief
                            Operating Officer of the Company and Executive
                            Vice President of FTX until 1996.
James R. Moffett        59 Chairman of the Board and Chief Executive           1992
                            Officer of the Company. President Commissioner
                            of PT-FI. Co-Chairman of the Board of FSC and
                            Co-Chairman of the Board of MOXY. Chairman of
                            the Board of FTX until 1997. Director of IGL.
George Putnam           71 Chairman of The Putnam Investment Management        1995
                            Company, Inc. and of each of the members of the
                            Putnam group of mutual funds. Director of
                            Houghton-Mifflin Company, Marsh-McLennan
                            Companies Inc. and Rockefeller Group, Inc.

                                                                        YEAR FIRST
 NAME OF NOMINEE          PRINCIPAL OCCUPATIONS, OTHER DIRECTORSHIPS    ELECTED A
   OR DIRECTOR     AGE          AND POSITIONS WITH THE COMPANY           DIRECTOR
 ---------------   --- ------------------------------------------------ ----------
B. M. Rankin, Jr.   68 Private investor. Director of FSC and MOXY.         1995
J. Taylor Wharton   59 Chairman of the Department of Gynecology at the     1995
                        University of Texas M.D. Anderson Cancer
                        Center.

DIRECTOR COMPENSATION

  Each non-employee and non-officer director receives (i) an annual fee of $25,000 for serving on the Board, (ii) a fee of $1,000 for attendance at each Board committee meeting, and (iii) an annual fee of $2,000 for each Board committee of which a director is the chairperson. Each director receives a fee of $1,000 for attendance at each Board meeting and is also reimbursed for reasonable out-of-pocket expenses incurred in attending Board and committee meetings.

RETIREMENT PLAN FOR NON-OFFICER DIRECTORS

  The Company has a retirement plan for the benefit of non-officer directors who reach age sixty-five. Under the retirement plan, an eligible director will be entitled to an annual benefit equal to a percentage of the standard portion of the annual fee for a director at the time of his or her retirement. The percentage, which is at least 50% but not greater than 100%, will depend on the number of years the retiree served as a non-officer director of the Company or its predecessors. The benefit is payable from the date of retirement until the retiree's death. Each eligible director who was also a director of FTX, the former parent of the Company, at the time of the merger of FTX into IGL and who was ineligible to retire from the board of directors of FTX at that time will receive upon retirement from the Company, in addition to the amount set forth above, an annual benefit of $20,000, which is also payable from the date of retirement until the retiree's death.

STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

  Each non-employee and non-officer director of the Company is eligible for the grant of options under the Company's 1995 Stock Option Plan for Non-Employee Directors (the "1995 Plan"). On August 1 of each year through 2004, each eligible director will be granted a non-qualified option to purchase 10,000 Class B Common Shares at 100% of the fair market value of such shares on the date of grant. Each option granted under the 1995 Plan expires ten years after the date of grant, and each eligible director may transfer his options during his lifetime to his immediate family members or certain entities owned by or for the benefit of his immediate family members or pursuant to a domestic relations order. In accordance with the 1995 Plan, on August 1, 1997 each non-employee director was granted an option to purchase 10,000 Class B Common Shares at an exercise price of $29.1563. During 1997 none of the current non-employee and non-officer directors exercised options granted under the 1995 Plan.

MATCHING GIFTS PROGRAM

  The Freeport-McMoRan Foundation (the "Foundation") administers a matching gifts program in which the Company participates. The program is available to the Company's directors, officers, employees, full-time consultants and retirees. Under the program, the Foundation will match gifts made by a participant to eligible institutions, including educational institutions, educational associations, educational funds, cultural institutions, social service community organizations, hospital organizations and environmental organizations. The Foundation provides the gifts directly to the institution. The Foundation double matches gifts by a director not in excess of $1,000 and gifts by any other participant not in excess of $500. The annual amount of Company matching gifts for any director may not exceed $40,000, and for any other participant may not exceed $20,000. The matching gifts made by the Foundation on behalf of the Company in 1997 for each of the participating directors were as follows: $40,000 for Mr. Bruce; $40,000 for Mr. Day; $33,000 for Mr. Harrison; $40,000 for Mr. Kissinger; $14,880 for Mr. Lackey; $35,629 for Mr. Latiolais; $6,520 for Mr. Mealey; $40,000 for Mr. Moffett; $20,000 for Mr. Putnam; $28,170 for Mr. Rankin; and $5,000 for Mr. Wharton.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth information regarding the ownership of the Class A Common Shares and Class B Common Shares by (i) each director nominee and each other director whose term will continue after the Meeting, (ii) each executive officer for whom compensation information is disclosed under the heading "Executive Officer Compensation" and (iii) all directors and executive officers of the Company as a group, determined in accordance with Rule 13d-3 of the Securities and Exchange Commission ("SEC") based on information furnished by them. None of the persons shown below beneficially owns any Preferred Shares, except for certain persons who beneficially own depositary shares representing Step-Up Preferred Shares as reflected in the notes below. Unless otherwise indicated, all information is presented as of December 31, 1997 and all shares shown are held with sole voting and investment power.

                                  NUMBER OF CLASS A    NUMBER OF CLASS B COMMON
                                    COMMON SHARES               SHARES
     NAME OF BENEFICIAL OWNER   BENEFICIALLY OWNED (1) BENEFICIALLY OWNED (1)(2)
     ------------------------   ---------------------- -------------------------
     Richard C. Adkerson                  5,503                  302,621(3)
     Robert W. Bruce III                130,500(4)               164,879(4)
     Leon A. Davis                            0                        0
     Robert A. Day                        7,992(5)               142,697(5)
     William B. Harrison, Jr.               208(6)                26,949(6)
     J. Bennett Johnston                      0                        0
     Henry A. Kissinger                     240                   57,334
     Bobby Lee Lackey                       128                   63,591
     Rene L. Latiolais                   12,492                  578,064(3)
     Jonathan C.A. Leslie                     0                        0
     Adrianto Machribie                       0                    7,881
     John A. Macken                       3,314(7)                22,406
     Gabrielle K. McDonald                    6                   16,758
     George A. Mealey                    16,792                  240,823
     James R. Moffett                    16,342(8)             1,696,443(3)(8)
     George Putnam                    8,800,192(9)             6,221,039(9)
     B. M. Rankin, Jr.                   83,567(10)              691,856(10)
     Steven D. Van Nort                     350                  109,216
     J. Taylor Wharton                    5,193(11)               47,043(11)
     Directors and executive
      officers as a group (23
      persons)                        9,089,741(12)           10,623,906(12)

---------
 (1) With the exception of Mr. Moffett (who beneficially owns 1.5% of the outstanding Class B Common Shares) and Mr. Putnam (who beneficially owns 11.6% of the outstanding Class A Common Shares and 5.6% of the outstanding Class B Common Shares), each individual holds less than 1% of the outstanding Class A Common Shares and Class B Common Shares, respectively.
 (2) Includes Class B Common Shares that could be acquired within sixty days after December 31, 1997, upon the exercise of options granted pursuant to Company stock option plans for the benefit of such individuals, as follows: Mr. Adkerson, 184,909 shares; Mr. Bruce, 46,475 shares; Mr. Day, 57,845 shares; Mr. Harrison, 24,002 shares; Mr. Kissinger, 53,966 shares; Mr. Lackey, 61,724 shares; Mr. Latiolais, 446,919 shares; Mr. Machribie, 7,881 shares; Ms. McDonald, 16,576 shares; Mr. Mealey, 229,667 shares; Mr. Moffett, 703,250 shares; Mr. Putnam, 61,724 shares; Mr. Rankin, 61,724 shares; Mr. Wharton, 24,002 shares; all directors and executive officers as a group, 2,333,264 shares.
 (3) Includes Class B Common Shares held by the trustee under the Company's Employee Capital Accumulation Program, as follows: Mr. Adkerson, 268 shares; Mr. Latiolais, 161 shares; Mr. Moffett, 18,567 shares.
 (4) Includes 130,000 Class A Common Shares and 111,387 Class B Common Shares held by a limited partnership with respect to which Mr. Bruce shares voting and investment power.
 (5) Includes 240 Class A Common Shares and 6,268 Class B Common Shares held by accounts and funds managed by affiliates of a corporation of which Mr. Day is the chief executive officer and in which he is a stockholder. Mr. Day has shared voting and investment power with respect to these Shares but disclaims beneficial ownership thereof.
 (6) Includes 60 Class A Common Shares and 842 Class B Common Shares owned by Mr. Harrison's spouse.
 (7) Includes 1,572 Class A Common Shares held by Mr. Macken's spouse as custodian for Mr. Macken's children.
 (8) Includes (i) 824,001 Class B Common Shares held by a limited liability company with respect to which Mr. Moffett, as a member, shares voting and investment power and (ii) 16,342 Class A Common Shares and 150,625 Class B Common Shares held for the benefit of a trust with respect to which Mr. Moffett, as co-trustee, shares voting and investment power but as to which he disclaims beneficial ownership.
 (9) Includes (i) 7,409,683 Class A Common Shares, 6,147,570 Class B Common Shares and 1,389,837 Class A Common Shares that may be acquired upon the conversion of Step-Up Preferred Shares held by mutual funds with respect to which Mr. Putnam shares voting and investment power but as to which he disclaims beneficial ownership and (ii) 2,266 Class B Common Shares held by a charitable corporation with respect to which Mr. Putnam, as a director and president, shares voting and investment power but as to which he disclaims beneficial ownership.
(10) Includes (i) 3,340 Class A Common Shares that may be acquired upon the conversion of Step-Up Preferred Shares, (ii) 48,269 Class A Common Shares, 243,496 Class B Common Shares and 3,340 Class A Common Shares that may be acquired upon the conversion of Step-Up Preferred Shares with respect to which Mr. Rankin, under a power of attorney, has sole voting and investment power but as to which he disclaims beneficial ownership and (iii) 3,340 Class A Common Shares that may be acquired upon the conversion of Step-Up Preferred Shares with respect to which Mr. Rankin, under a power of attorney, shares investment power but as to which he disclaims beneficial ownership.
(11) Includes (i) 3,011 Class A Common Shares and 8,926 Class B Common Shares held by Mr. Wharton's spouse, (ii) 160 Class A Common Shares held in a retirement trust for the benefit of Mr. Wharton's spouse and (iii) 332 Class A Common Shares and 4,757 Class B Common Shares held by Mr. Wharton as custodian for his children.
(12) Includes 750 Class A Common Shares held by an executive officer as custodian for his children. Represents approximately 12.0% of the outstanding Class A Common Shares and approximately 9.4% of the outstanding Class B Common Shares, respectively.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table sets forth information with respect to each person known by the Company to be a beneficial owner of more than 5% of any class of the Company's voting securities determined in accordance with Rule 13d-3 of the SEC based on information furnished by them. Unless otherwise indicated, all information is presented as of December 31, 1997, and all shares indicated as beneficially owned are held with sole voting and investment power.

                          NUMBER OF CLASS A  PERCENT NUMBER OF CLASS B  PERCENT
  NAME AND ADDRESS OF       COMMON SHARES      OF      COMMON SHARES      OF
         PERSON           BENEFICIALLY OWNED  CLASS  BENEFICIALLY OWNED  CLASS
  -------------------     ------------------ ------- ------------------ -------
Putnam Investments, Inc.       8,799,520(1)   11.6%       6,147,570(1)    5.6%
One Post Office Square
Boston, Massachusetts
02109
Rio Tinto Indonesia
 Limited                      23,931,100      32.3%              --        --
6 St. James's Square
London SW1Y 4LD
England
The Capital Group
Companies, Inc.                       --        --        6,755,960(2)    6.1%
333 South Hope Street
Los Angeles, California
90071
Oppenheimer Group, Inc.               --        --       28,405,459(3)   25.8%
Oppenheimer Tower
World Financial Center
New York, New York 10281

---------
(1) Based on the Schedule 13G dated January 28, 1998 that Putnam Investments, Inc. filed with the SEC, Putnam Investments, Inc., through its affiliates, may acquire 1,389,837 Class A Common Shares upon the conversion of Step-Up Preferred Shares, shares voting power with respect to 3,400 Class A Common Shares, and shares investment power with respect to all Class A Common Shares and Class B Common Shares shown but disclaims beneficial ownership of such shares.
(2) Based on the Schedule 13G dated February 10, 1998 that The Capital Group Companies, Inc. filed with the SEC, The Capital Group Companies, Inc., through its affiliates, has sole voting power with respect to only 4,566,000 of such shares but disclaims beneficial ownership of all 6,755,960 shares.
(3) Based on the Schedule 13G dated January 4, 1997 that Oppenheimer Group, Inc. filed with the SEC, Oppenheimer Group, Inc., through its affiliates, shares voting and investment power with respect to all shares shown but disclaims beneficial ownership of such shares.

                              ------------------

EXECUTIVE OFFICER COMPENSATION

  The following table sets forth information regarding the compensation that the Company paid to its chief executive officer and each of its four most highly compensated executive officers (with respect to salary and bonus only) other than the chief executive officer (collectively, the "Named Executive Officers"). During 1997, Messrs. Moffett, Adkerson and Latiolais also provided services to and received compensation from FTX. Messrs. Macken and Van Nort were elected executive officers of the Company in December 1997.

                          SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                        COMPENSATION
                                                                    ---------------------
                                    ANNUAL COMPENSATION                AWARDS    PAYOUTS
                         ------------------------------------------ ------------ --------
                                                                     SECURITIES
   NAME AND PRINCIPAL                                OTHER ANNUAL    UNDERLYING    LTIP      ALL OTHER
        POSITION         YEAR SALARY(1)    BONUS    COMPENSATION(2) OPTIONS/SARS PAYOUTS  COMPENSATION(3)
   ------------------    ---- ---------- ---------- --------------- ------------ -------- ---------------
James R. Moffett         1997 $1,062,500 $5,000,000    $187,164(4)          --   $446,109     $84,814
 Chairman of the         1996  1,069,444  5,725,000     161,208(4)     930,000    271,283      84,975
 Board and Chief         1995         --  1,819,336          --      2,456,799    102,485       2,000
 Executive Officer
Richard C. Adkerson      1997    401,562  2,500,000      92,243(5)          --    178,444      30,850(6)
 President, Chief        1996    397,727  2,433,000      78,726(5)     250,000     54,257      28,465(6)
 Operating Officer and   1995         --    849,660          --        494,203     20,497          --
 Chief Financial Officer
Adrianto Machribie       1997    381,250    500,000     320,211(7)      65,000     17,841          --
 President Director      1996    287,497    450,000      79,413(7)       5,500         --          --
 PT-FI                   1995    167,917    100,000      86,235(7)      16,838         --          --
John A. Macken           1997    231,250    450,000      42,616         50,000         --      29,379(8)
 Senior Vice
 President
Steven D. Van Nort       1997    196,692    400,000          --         10,000     26,766       9,809
 Senior Vice
 President

---------
(1) Prior to January 1, 1996, the Named Executive Officers, other than Mr. Machribie, were employed by FTX and received salaries from FTX rather than from the Company.
(2) In addition to items disclosed in notes 4, 5 and 7, includes the Company's payment of taxes in connection with certain benefits the Company provided to the Named Executive Officers as follows:

     NAME          YEAR AMOUNT
     ----          ---- -------
     Mr. Moffett   1997 $44,909
                   1996  38,806
     Mr. Adkerson  1997  30,568
                   1996  14,822
     Mr. Macken    1997  42,616

  Does not include perquisites that the Company provided to each Named Executive Officer unless the aggregate amount in any year exceeded $50,000.
(3) Comprised of the Company's contributions to defined contribution plans, the Company's premium payments for universal life insurance policies and director fees as follows:

                                        LIFE
                            PLAN      INSURANCE DIRECTOR
     NAME          YEAR CONTRIBUTIONS PREMIUMS    FEES
     ----          ---- ------------- --------- --------
     Mr. Moffett   1997    $53,477     $25,337   $6,000
                   1996     53,473      25,502    6,000
                   1995         --          --    2,000
     Mr. Adkerson  1997     20,077       4,192       --
                   1996     19,886       1,877       --
     Mr. Macken    1997     10,479          --       --
     Mr. Van Nort  1997      9,809          --       --

(4) Includes $142,255 and $122,402 of perquisites that the Company provided to Mr. Moffett in 1997 and 1996, respectively, consisting of (a) $40,000 of matching gifts under the matching gifts program in each of 1997 and 1996,
    (b) $16,150 and $16,256 for financial counseling and tax return preparation and certification services in 1997 and 1996, respectively, and
    (c) $86,105 and $66,146 for use of the Company's aircraft in 1997 and 1996, respectively.
(5) Includes $61,675 and $63,904 of perquisites that the Company provided to Mr. Adkerson in 1997 and 1996, respectively, consisting of (a) $40,000 of matching gifts under the matching gifts program in each of 1997 and 1996,
    (b) $21,675 and $3,977 for financial counseling and tax return preparation and certification services in 1997 and 1996, respectively, and (c) $19,927 for use of the Company's aircraft in 1996.
(6) Includes $6,581 and $6,702 for a scholarship that the Company provided in 1997 and 1996, respectively, for the benefit of Mr. Adkerson's child.
(7) Includes $320,211, $79,413 and $86,235 of perquisites that the Company provided to Mr. Machribie in 1997, 1996 and 1995, respectively, consisting of (a) $53,333, $60,000 and $60,000 of principal payments of non-interest bearing loans to Mr. Machribie from the Company that were forgiven in each of 1997, 1996 and 1995, respectively, (b) $13,653, $19,413 and $26,235 of imputed interest in 1997, 1996 and 1995, respectively, on these loans, (c) $230,948 for use of the Company's house in 1997 and (d) $22,277 for other perquisites that the Company provided to Mr. Machribie in 1997.
(8) Includes $18,900 for scholarships that the Company provided in 1997 for the benefit of Mr. Macken's children.

                              ------------------

  The following table sets forth information with respect to all stock options that the Company granted to each of the Named Executive Officers in 1997. No grants were made to Messrs. Moffett and Adkerson in 1997.

                             OPTION GRANTS IN 1997

                    NUMBER OF
                    SECURITIES PERCENT OF TOTAL
                    UNDERLYING OPTIONS GRANTED  EXERCISE            GRANT DATE
                     OPTIONS   TO EMPLOYEES IN  OR BASE  EXPIRATION  PRESENT
       NAME         GRANTED(1)       1997        PRICE      DATE     VALUE(2)
       ----         ---------- ---------------- -------- ---------- ----------
Adrianto Machribie    65,000         7.6%       $29.1875  04/29/07   $672,100
John A. Macken        50,000         5.8%       $29.1875  04/29/07   $517,000
Steven D. Van Nort    10,000         1.2%       $29.1875  04/29/07   $103,400

---------
(1) The stock options will become exercisable over a four-year period. The stock options will become immediately exercisable in their entirety if (a) any person or group of persons acquires beneficial ownership of shares representing 20% or more of the Company's total voting power or (b) under certain circumstances, the composition of the Board of Directors is changed after a tender offer, exchange offer, merger, consolidation, sale of assets or contested election or any combination thereof. Each stock option has an equal number of tandem "limited rights," which may be exercisable only for a limited period in the event of a tender offer, exchange offer, a series of purchases or other acquisitions or any combination thereof resulting in a person or group of persons becoming a beneficial owner of shares representing 40% or more of the Company's total voting power. Each limited right entitles the holder to receive cash equal to the amount by which the highest price paid in such transaction exceeds the exercise price.
(2) The Black-Scholes option pricing model was used to determine the grant date present value of the stock options granted by the Company to the Named Executive Officers. Under the Black-Scholes option pricing model, the grant date present value of each option referred to in the table was calculated to be $10.34. The following facts and assumptions were used in making this calculation: (a) an exercise price for each option of $29.1875; (b) a fair market value of $29.1875 for one Class B Common Share on the grant date; (c) a dividend yield of 3.08% derived from dividing (i) $.90, which was the value of the dividend being paid on one Class B Common Share in 1997, by (ii) the fair market value of one Class B Common Share on the grant date; (d) a term for such stock options as set forth under the column labeled "Expiration Date"; (e) a stock volatility of 30.5%, based on an analysis of weekly closing prices of Class B Common Shares over a 78-week period; and (f) an assumed risk-free interest rate of 6.94%, this rate being equivalent to the yield on the grant date on a treasury note with a maturity date comparable to the expiration date of the options. No other discounts or restrictions related to vesting or the likelihood of vesting of the options were applied. The resulting grant date present value for the options was multiplied by the total number of options granted to each of the Named Executive Officers to determine their total grant date present values.

                              ------------------

  The following table sets forth information with respect to all outstanding Company stock options and SARs held by each of the Named Executive Officers as of December 31, 1997, none of which were in-the-money as of that date. None of the Named Executive Officers exercised stock options or SARs in 1997.

               AGGREGATE OPTION/SAR VALUES AT DECEMBER 31, 1997

                            NUMBER OF SECURITIES
                           UNDERLYING UNEXERCISED
                          OPTIONS/SARS AT DECEMBER
                                  31, 1997
                          -------------------------
     NAME                 EXERCISABLE/UNEXERCISABLE
     ----                 -------------------------
     James R. Moffett          961,873/744,000
     Richard C. Adkerson       215,381/221,076
     Adrianto Machribie          7,881/ 71,043
     John A. Macken             22,593/ 57,924
     Steven D. Van Nort        110,566/ 15,668

  The following table sets forth information with respect to all long-term incentive plan awards made in 1997 by the Company to each of the Named Executive Officers.

                   LONG-TERM INCENTIVE PLANS--AWARDS IN 1997

                                                         ESTIMATED
                                          PERFORMANCE     FUTURE
                             NUMBER OF      OR OTHER   PAYOUTS UNDER
                           SHARES, UNITS  PERIOD UNTIL   NON-STOCK
                                OR         MATURATION   PRICE-BASED
     NAME                 OTHER RIGHTS(1)  OR PAYOUT     PLANS(2)
     ----                 --------------- ------------ -------------
     James R. Moffett         180,000       12/31/00    $1,044,000
     Richard C. Adkerson      100,000       12/31/00       580,000
     Adrianto Machribie        25,000       12/31/00       145,000
     John A. Macken            25,000       12/31/00       145,000
     Steven D. Van Nort        13,200       12/31/00        76,560

---------
(1) Represents the number of performance units covered by the Company's performance awards granted in 1997 under the 1995 Long-Term Performance Incentive Plan (the "Long-Term Plan"). As of December 31 of each year, each Named Executive Officer's performance award account will be credited with an amount equal to the "annual earnings per share" or "net loss per share" (as defined in the Long-Term Plan) for that year multiplied by the number of performance units then credited to such performance award account. Annual earnings per share or net loss per share includes the net income or net loss of each majority-owned subsidiary of the Company that is attributable to equity interests that are not owned by the Company. The Corporate Personnel Committee may, however, in the exercise of its discretion, prior to crediting the Named Executive Officers' performance award accounts with respect to a particular year, reduce or eliminate the amount of the annual earnings per share that otherwise would be credited to any performance award account for such year. The balance in such performance award account is generally paid as soon as practicable after December 31 of the year in which the third anniversary of the award occurs.
(2) The amounts represent the annual earnings per share for 1997, as determined by the Corporate Personnel Committee, applied over a four-year period.

                               -----------------

  Retirement Benefit Programs. Under the Company's retirement benefit program and that of a corporation in which the Company owns a 40% equity interest (the "Services Company"), each participant, including each of the Named Executive Officers other than Mr. Machribie, who participates in PT-FI's retirement plan described below, is entitled to benefits based upon the sum of his starting account balance, annual benefit credits and annual interest credits allocated to his "account." The starting account balance is equal to the value of the participant's accrued benefit as of June 30, 1996, under the prior plan. The annual benefit credit consists of two parts: (1) 4% of the participant's earnings for the year in excess of the social security wage base for the year; and (2) a percentage of the participant's total earnings for the year. The percentage of total earnings is determined as follows:

  . 15%, if as of January 1, 1997, the participant's age plus service totaled
    65 or more, he was at least 50 years old and had at least 10 years of service;

  . 10%, if as of January 1, 1997, the participant's age plus service totaled
    55 or more, he had at least 10 years of service, and he did not meet the requirements for a 15% allocation;

  . 7%, if as of January 1, 1997, the participant's age plus service totaled
    45 or more, he had at least 5 years of service, and he did not meet the requirements for a greater allocation;

  . 4%, if the participant did not meet the requirements for a greater allocation.

  The annual interest credit is equal to the account balance at the end of the prior year multiplied by the annual yield on 10-year U.S. Treasury securities on the last day of the preceding year. The interest credit was 6.43% for 1997. Interest credits stop at the end of the year in which the participant reaches age 60. Upon retirement a participant's account balance is payable either in a lump sum or an annuity, as selected by the participant. A participant's "earnings" are comprised of annual base salary (see "Salary" in the Summary Compensation Table above), plus a percentage of certain bonuses (See "Bonus" in the Summary Compensation Table above), which percentage is the lesser of 50% or the percentage of the bonus not deferred. Years of service include not only years with the Company or the Services Company but also any years with the Company's predecessors.

  Benefits payable to a participant under the Company's and the Services Company's retirement benefit programs are no longer determined primarily by such individual's final average compensation and years of service. However, if a participant's age plus service equaled 65 or more as of January 1,

1997, and as of that date the participant had both attained age 50 and had at least 10 years of service, the participant is "grandfathered" into a benefit of no less than the benefit under the former retirement benefit formula based on years of service and final average earnings.

  Under PT-FI's retirement plan, each participant, including Mr. Machribie, is entitled to benefits based upon the participant's years of service and monthly base salary at the time of retirement. All benefits under the retirement plan are payable in rupiah, Indonesia's currency. A participant's retirement benefit is calculated by multiplying 1.5 by the participant's years of service by the participant's monthly base salary at the time of retirement.

  The following is the estimated annual retirement benefit, payable as an annuity for life, of each of the Named Executive Officers, assuming retirement at age 60, and allowing for reasonable annual increases in earnings until retirement: Mr. Moffett, $182,615; Mr. Adkerson, $257,398; Mr. Machribie, $63,550 (payable in rupiah, translated at current exchange rate); Mr. Van Nort, $37,424; and Mr. Macken, $195,301.

CORPORATE PERSONNEL COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Corporate Personnel Committee is composed of five independent directors, none of whom is an officer or employee of the Company or any of its subsidiaries. The Committee met three times in 1997. The Committee determines the compensation of the Company's Chief Executive Officer and other executives ("Executive Officers") and administers the Company's annual incentive plan, performance incentive awards program, long-term incentive plans and stock option plans.

  For 1997 the Committee reviewed the results of a comparison of Company performance relative to a group of mining companies (the "Peer Group"), which group is comprised of the companies included in the Dow Jones Other Non-Ferrous Metals Index and the Dow Jones Precious Metals Index. An independent executive compensation consultant conducted this review to help the Committee ensure that overall executive compensation levels relate appropriately to Company performance when compared to performance of the Peer Group. Provided below in the section entitled "Annual Cash Awards" is a listing of the financial performance factors covered in this comparison of Company performance and a summary of the Company's operational and strategic accomplishments during 1997 that the Committee considered.

  The Committee uses the policies described below as a framework for the compensation programs in which the Executive Officers participate.

 Base Salaries

  Base salaries of the Executive Officers are established at appropriate levels after consideration of each executive's responsibilities and market salaries for similarly situated Executive Officers in other organizations. These organizations generally are not included in the Peer Group, but are organizations whose operational, corporate financing and other activities are considered comparable to those that the Company accomplished in recent years under the direction of the Executive Officers. The Company increased base salaries for certain Executive Officers in 1997 in recognition of significant changes in their responsibilities during 1997. The Chief Executive Officer did not receive a base salary increase during 1997.

 Annual Cash Awards

  The Company's annual incentive plan is designed to provide incentives, in the form of annual cash awards, to certain Executive Officers whose performance can have a major impact on the profitability and future growth of the Company.

  Under the terms of the annual incentive plan, in which the Chief Executive Officer participates, no awards will be made for any year if the five-year average return on investment (generally, consolidated net income divided by consolidated stockholders' equity and long-term debt, including the minority interests' share of subsidiaries' income and stockholders' equity) is less than 6%. During the five-year period ending in 1997, the average return on investment was 11.9%. When determining the aggregate awards granted under the annual incentive plan for 1997, the Committee considered as a guideline 2.5% of net cash provided by operating activities in 1997, which amount is the maximum that may be awarded under the annual incentive plan to Executive Officers whose compensation is subject to the limitation on deductible compensation imposed by Section 162(m) of the Internal Revenue Code ("Section 162(m)").

  The Company's performance incentive awards program is designed to provide incentives in the form of annual cash awards to certain Executive Officers and middle managers who do not participate in the annual incentive plan. In 1997, each participant in the performance incentive awards program was assigned a guideline amount, expressed as a percentage of the base salary paid to the participant, which when combined with base salary, was generally designed to achieve total annual cash compensation substantially equal to 75th percentile Peer Group levels if Company performance for the year meets expectations. Actual performance incentive awards will also vary according to individual performance and may range from zero to a multiple of the guideline amount, with the result being that the competitive position of total annual cash compensation for participants in the performance incentive awards program may vary substantially from year to year depending on performance.

  To determine the total amount available for incentive awards in 1997 within the plan limits and guidelines of both plans described above, the Committee considered certain Company financial performance factors and operational and strategic accomplishments achieved in 1997. These performance factors were not individually weighted.

  The financial performance factors included the percentage change in net cash provided by operating activities over the prior year, the percentage change in total managed net income (generally, consolidated net income plus the minority interests' share of subsidiaries' net income) over the prior year, return on managed equity, and return on investment. Results of these performance factors for 1997 were compared to the Company's historical results during each of the last three years, and to the Peer Group's estimated 1997 results and actual results during the last three years.

  Operational and strategic accomplishments of the Company and its subsidiaries during 1997 considered by the Committee included: (i) increased annual mill throughput to 128,600 tons per day vs. 126,000 tons per day budgeted, while recoveries improved to 85.4% for copper and 81.4% for gold vs. 84.6% copper and 76.6% gold budgeted; (ii) realized record production in 1997 of 1.17 billion pounds of copper and 1.80 million ounces of gold vs. budgets of 1.09 billion pounds of copper and 1.63 million ounces of gold; (iii) initiated operation of several key projects on time and within budget including the fabrication and assembly of three 65-megawatt coal power units to provide lower cost electricity, the erection of 74 miles of dual circuit transmission lines, the construction of a 100,000 ton per day SAG milling circuit, and the construction of a 400 ton per day lime plant; (iv) increased throughput potential from feasibility tonnage of 190,000 tons to 240,000 tons;
(v) restructuring of existing power asset privatization and sale of coal-fired assets, a total of $550 million; (vi) initiation of the highwall steepening concept and studies for the Grasberg pit; (vii) additions to the aggregate proved and probable reserves of the Grasberg and other Block A ore bodies totaling approximately 204.8 million metric tons of ore representing 5.0 billion recoverable pounds of copper, 9.2 million recoverable ounces of gold, and 22.3 million recoverable ounces of silver; (viii) quickly and accurately determined through due diligence efforts that only insignificant amounts of gold were located in the Busang gold project exploration area, allowing the Company to withdraw from the project with minimal cash expended and a strengthened image in the industry as a well-respected mining expert; (ix) developed water sources and expedited the Grasberg dewatering program so that the mill could continue to operate during the severe "El Nino" drought in Irian Jaya; (x) decreased drilling costs by introducing smaller, man-portable rigs; (xi) made significant improvements at Grasberg to mine planning and ore control, tire usage and costs, road construction and maintenance, and other efficiency improvements resulting from introduction of global positioning systems on trucks, shovels, crushers and dumps; (xii) improved productivity in underground development activities by 40% over 1996 results; (xiii) made significant progress with the introduction of remote operated loaders for safely dealing with wet muck underground; (xiv) received approval from Indonesia's Minister of Environment for a Regional AMDAL study, which will permit the expansion of the milling rate up to a maximum of 300,000 tonnes of ore per day; (xv) the Tailings and River Management Plan levees were completely closed off by the end of January, 1997; (xvi) maintained near neutral pH and low copper levels in the Wanagon minesite drainage throughout 1997; (xvii) completed the debottlenecking of the Atlantic Copper smelter to expand capacity to 290,000 tons of metal per year; established new production and sales volume records for Atlantic Copper; (xviii) reduced cathode cash production costs at Atlantic Copper from $0.15 per pound in 1996 to $0.12 per pound in 1997; (xix) successfully joint-ventured exploration concessions in Southwest Spain; (xx) the Gresik smelter/refinery construction proceeded within budget and is on schedule for completion in mid-1998; (xxi) negotiated a totally restructured 2-year collective labor agreement for non-staff employees in Irian Jaya; and (xxii) hired over 200 full-time Irianese employees for ongoing operations, with an additional 1,500 Irianese hired for the Fourth Concentrator mill expansion project.

  After reviewing these performance factors, the Committee concluded that the Company's overall financial results for 1997 exceeded the estimated 1997 Peer Group median for the financial factors considered (with the exception of change in annual cash flow from operations), and that operational and strategic accomplishments exceeded expectations.

  Based on its review, the Committee approved an incentive pool for the annual incentive plan of 1.6% of net cash provided by operating activities, which is less than the maximum amount permitted under the plan, and each individual award under the annual incentive plan for 1997 was below the individual award maximum. Performance awards for those Executive Officers participating in the performance incentive awards program in 1997 on average approximated 272% of their guideline amounts. The specific amounts awarded under the annual incentive plan and the performance incentive awards program to the Company's five most highly compensated Executive Officers for 1997, including the Chief Executive Officer, are as shown in the "Summary Compensation Table."

 Stock Option and Long-Term Incentives

  Stock option and long-term incentive award guidelines are intended to provide a significant potential value to reinforce the importance of shareholder value creation. Award guidelines for these incentives are expressed as a fixed number of options or units that vary according to the position level of each participating Executive Officer. The guidelines were developed originally by the Committee and confirmed by a review of compensation practices of the Peer Group conducted by an independent executive compensation consultant. The total value of long-term incentive awards is generally intended to produce total compensation based on future performance that exceeds 75th percentile levels of the Peer Group for the Executive Officers. Stock options are generally emphasized over other long-term incentive awards.

  The Committee encourages Executive Officers to accumulate significant equity ownership in the Company by granting stock options. The Committee believes that large periodic stock option awards rather than smaller annual awards provide a more powerful incentive to Executive Officers to achieve sustained growth in shareholder value over the long term. Consequently, certain Executive Officers, including the Chief Executive Officer, who received stock options in 1996 were not granted stock options in 1997. The exercise price of a stock option is equal to the fair market value of a share of the Company's Class B Common Stock on the grant date. The stock options granted to certain Executive Officers for 1997 are shown in the "Summary Compensation Table."

  The Committee supplements stock option grants to Executive Officers with annual grants of performance units. Performance units are designed to link a portion of executive compensation to cumulative earnings per share because the Company believes that sustained profit performance will help support increases in shareholder value. Each outstanding performance unit is annually credited with an amount equal to the annual earnings per share as defined in the plan (generally, consolidated net income (or net loss) per share plus minority interests' share of net income (or net loss) per share) generally for a four-year period. These credits are generally paid as soon as practicable after the end of the four-year period. The performance units granted to certain Executive Officers for 1997, including the Chief Executive Officer, are shown in the table entitled "Long-Term Incentive Plans--Awards in 1997."

  Section 162(m) limits the tax deduction to $1 million for compensation paid to its most highly compensated executive officers. Qualified performance based compensation is excluded from this deduction limitation if certain requirements are met. The Committee believes that the stock options, annual incentive awards, and performance units qualify for the exclusion from the deduction limitation under Section 162(m). The Committee anticipates that the remaining components of individual executive compensation that do not qualify for an exclusion from Section 162(m) should not exceed $1 million in any given year for most Executive Officers, and therefore will qualify for deductibility in most instances.

      Robert W. Bruce III, Chairman            George Putnam
      William B. Harrison, Jr.                 J. Taylor Wharton
      Gabrielle K. McDonald

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The current members of the Company's Corporate Personnel Committee are Messrs. Bruce, Harrison, Putnam and Wharton and Ms. McDonald. In 1997, no Company executive officer served as a director or member of the compensation committee of another entity, where an executive officer of the entity served as a Company director or on the Company's Corporate Personnel Committee.

PERFORMANCE GRAPH

  The following graph compares the change in the cumulative total stockholder return on Class A Common Shares from 1992 to July 1995 at which time the Class B Common Shares were publicly distributed and began trading on the New York Stock Exchange, and on Class B Common Shares from July 1995 through December 1997 with the cumulative total return of the Standard & Poor's 500 Stock Index and the cumulative total return of the Dow Jones Other Non-Ferrous Metals Group Index from 1993 through 1997.

                    COMPARISON OF CUMULATIVE TOTAL RETURN*
                     FREEPORT-MCMORAN COPPER & GOLD INC.,
                      S & P 500 STOCK INDEX AND DOW JONES
                     OTHER NON-FERROUS METALS GROUP INDEX

                              [Graph Appears Here]

                                 1992    1993    1994    1995    1996    1997
Freeport-McMoRan Copper & Gold
 Inc.                           $100.00 $117.49 $102.39 $139.62 $152.72 $ 83.18
S&P 500 Stock Index             $100.00 $110.08 $111.53 $153.45 $188.68 $251.63
Dow Jones Other Non-Ferrous
 Metals Group Index             $100.00 $ 97.37 $117.62 $123.66 $124.51 $107.94

ASSUMES $100 INVESTED ON DECEMBER
31, 1992 IN FREEPORT- McMoRan COPPER         .     FREEPORT-MCMORAN COPPER &
& GOLD INC. CLASS A COMMON STOCK AND               GOLD INC.
THE CLASS A COMMON STOCK WAS
EXCHANGED FOR CLASS B COMMON STOCK
IN JULY 1995, S&P 500 STOCK INDEX &          []    S&P 500 STOCK INDEX
DOW JONES OTHER NON-FERROUS METALS
GROUP INDEX
                                             *     DOW JONES OTHER NON-
* TOTAL RETURN ASSUMES                             FERROUS METALS GROUP INDEX
REINVESTMENT OF DIVIDENDS

CERTAIN TRANSACTIONS

  During 1997, Mr. Rankin received compensation of $87,986 for reimbursement for a portion of his office rent and the service of an executive secretary employed by the Services Company. The Services Company and Mr. Rankin are parties to an agreement, renewable annually, under which Mr. Rankin is obligated to render services to the Company relating to finance, accounting and business development and the Services Company provides Mr. Rankin compensation, medical coverage under the Services Company medical plan, and reimbursement of taxes in connection with those medical benefits. In 1997, the Services Company paid Mr. Rankin $56,000 pursuant to this agreement. During 1997, the Services Company and a corporation wholly owned by Mr. Rankin were parties to an arrangement under which the Services Company and the Company were entitled to the use of a Cessna Citation V Ultra aircraft in which such corporation has an interest. Under the arrangement, which terminated in 1997, the Services Company paid charges, assessments and an annual fee to such corporation that were directly related to the Company's use of the plane and a fixed monthly fee. In 1997, the Services Company paid the corporation $432,820. In addition, in 1997 the Company incurred $81,800 of costs for Mr. Rankin's use of the Company's aircraft.

  Kissinger Associates, Inc. ("Kissinger Associates"), a corporation of which Mr. Kissinger is Chairman of the Board and the sole stockholder, and the Services Company are parties to agreements (the "Kissinger Consulting Agreements") pursuant to which Kissinger Associates provides to the Company advice and consultation on specified world political, economic, strategic and social developments affecting the Company's affairs. As compensation for such services, the Services Company pays Kissinger Associates an annual fee of $200,000, additional consulting fees based on the services rendered and reasonable out-of-pocket expenses incurred in connection with providing such services. In 1997, the Services Company paid Kissinger Associates $250,000 for all services under the Kissinger Consulting Agreements.

  Pursuant to a consulting agreement Mr. Mealey provides consulting services relating to the Company's businesses, operations and prospects through March 1, 1999. Under this agreement, Mr. Mealey receives an annual fee of $630,000 and reimbursement of reasonable out-of-pocket expenses incurred in connection with rendering consulting services. Pursuant to this agreement, Mr. Mealey receives no annual fee for serving on the Board, no Board attendance fees and no stock options under the 1995 Plan.

  In January 1997, the Services Company entered into an agreement with Mr. Johnston under which Mr. Johnston has agreed to provide consulting services relating to international relations and commercial matters to the Services Company and its affiliates, including the Company. Under the agreement, which is renewable annually, Mr. Johnston receives an annual consulting fee of $150,000 (which includes Mr. Johnston's annual fee for serving on the Company's Board) and reimbursement of reasonable out-of-pocket expenses incurred in connection with providing services.

  In December 1997, the Services Company entered into an agreement pursuant to which Mr. Latiolais will provide consulting services relating to the Company's businesses, operations, and prospects during 1998. Under this agreement, Mr. Latiolais will receive an annual fee of $230,000 and reimbursement of reasonable out-of-pocket expenses incurred in connection with rendering consulting services. Pursuant to this agreement, Mr. Latiolais receives no annual fee for serving on the Board, no Board attendance fees and no stock options under the 1995 Plan.

                  RATIFICATION OF THE APPOINTMENT OF AUDITORS

  The Board of Directors seeks stockholder ratification of the Board's appointment of Arthur Andersen LLP to act as the independent auditors of the Company's financial statements and its subsidiaries for the year 1998. The Board has not determined what, if any, action would be taken should the appointment of Arthur Andersen LLP not be ratified. One or more representatives of Arthur Andersen LLP will be available at the Meeting to respond to appropriate questions, and those representatives will also have an opportunity to make a statement.

                             STOCKHOLDER PROPOSAL

  Mr. Harold J. Mathis, Jr., P.O. Box 1209, Richmond, Texas 77406, record owner of 430 Class A Common Shares and 24,154 Class B Common Shares, has proposed the adoption of the following resolution and has furnished the following statement in support of his proposal:

    RESOLVED: That the stockholders of Freeport-McMoRan Copper and Gold Inc., assembled in annual meeting in person and by proxy, hereby request that the Board of Directors take the needed steps to provide that, at future elections of directors, new directors be elected annually and not by classes, as is now provided, and that on expiration of present terms of directors their subsequent election shall also be on an annual basis.

                                    REASONS

    It is my belief that classification of the Board of Directors is not in the best interest of Freeport-McMoRan Copper and Gold Inc. and its shareholders. We believe that it makes a Board less accountable to shareholders when directors do not stand for annual election.

    Increasingly, large institutional investors are also taking a position to end the system of staggered voting. Concerns that the annual election of directors might destroy continuity or leave the company without experienced board members are unfounded. A classified board does protect the incumbency of the board of directors and current management, which in turn limits accountability to stockholders.

    Corporations currently electing their directors annually include Compaq Computer, Bank of America, Motorola, AT&T, American Express, Atlantic Richfield, General Electric, Johnson and Johnson, Haliburton, Schlumberger, Bankers Trust Co., Hewlett Packard, Exxon, IBM, General Motors, Litton Industries, Chevron, URS, Chase Manhattan Corporation, Hollinger International, Revlon and Dillard Department Stores.

    Your support is needed to allow shareholders the opportunity to register their vote on the performance of all directors annually.

    PLEASE MARK YOUR PROXY IN FAVOR OF THIS PROPOSAL.

                      STATEMENT BY THE BOARD OF DIRECTORS
                   IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

  The Company's Board of Directors is divided into three classes, serving staggered three-year terms, with one class being elected each year. The Company is confident that a classified board (that is, one where only a portion of the board is elected each year) is in the best interests of the stockholders. In fact, most of the corporations included in the S&P 500 index currently have classified boards.

  The Company believes that the classified board structure assures continuity and stability of the Company's management and policies, since a majority of the directors at any given time have prior experience as directors of the Company. In addition, the Company believes that directors elected for staggered terms are not any less accountable to stockholders than they would be if elected annually.

  The Company also believes that a classified board reduces the vulnerability of the Company to certain potentially abusive takeover tactics and encourages potential acquirors to negotiate with the board. The classified board does not preclude unsolicited acquisition proposals but, by eliminating the threat of imminent removal, positions the incumbent board to act to maximize the value of a potential acquisition to all stockholders.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE ADOPTION OF THE STOCKHOLDER PROPOSAL.

                      FREEPORT-MCMORAN COPPER & GOLD INC.
   PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF
                           STOCKHOLDERS, MAY 5, 1998

  The undersigned hereby appoints James R. Moffett, Richard C. Adkerson, and Michael J. Arnold as proxies, with full power of substitution, to vote the shares of the undersigned in Freeport-McMoRan Copper & Gold Inc. at the Annual Meeting of Stockholders to be held on Tuesday, May 5, 1998, at 9:00 a.m., and at any adjournment thereof, on all matters coming before the meeting. THE PROXIES WILL VOTE: (1) AS YOU SPECIFY ON THE BACK OF THIS CARD, (2) AS THE BOARD OF DIRECTORS RECOMMENDS WHERE YOU DO NOT SPECIFY YOUR VOTE ON A MATTER LISTED ON THE BACK OF THIS CARD, AND (3) AS THE PROXIES DECIDE ON ANY OTHER MATTER.

  If you wish to vote on all matters as the Board of Directors recommends, please sign, date and return this card. If you wish to vote on items individually, please also mark the appropriate boxes on the back of this card.


           PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
                           IN THE ENCLOSED ENVELOPE
________________________________________________________________________________

                          (continued on reverse side)





--------------------------------------------------------------------------------
                           * FOLD AND DETACH HERE *


                                                                                                        Please mark
                                                                                                       your votes as [X]
                                                                                                        indicated in
                                                                                                        this example

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR:                          THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST:

                                                 FOR    WITHHELD                                          FOR  AGAINST  ABSTAIN
 ITEM 1--Election of the nominee for director.  [   ]    [   ]          ITEM 3--Stockholder proposal     [   ]  [   ]    [   ]
         Nominee for director of Freeport-                                      regarding the
         McMoRan Copper & Gold Inc.                                             classification of the
         Leon A. Davis                                                          board of directors.

                                                 FOR   AGAINST  ABSTAIN
  ITEM 2-- Ratification of appointment of       [   ]   [   ]    [   ]
           Arthur Andersen LLP as
           independent auditors.




  SIGNATURE(S)______________________________________________________________________________________    DATED:_______________1998
  YOU MAY SPECIFY YOUR VOTES BY MARKING THE APPROPRIATE BOXES ON THIS SIDE. YOU NEED NOT MARK ANY BOXES, HOWEVER, IF YOU WISH TO
  VOTE ALL ITEMS IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION. IF YOUR VOTES ARE NOT SPECIFIED, THIS PROXY WILL BE
  VOTED FOR THE ELECTION OF THE NOMINEE FOR DIRECTOR, FOR PROPOSAL 2 AND AGAINST PROPOSAL 3.
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -









                      FREEPORT-MCMORAN COPPER & GOLD INC.
   PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF
                           STOCKHOLDERS, MAY 5, 1998

  The undersigned hereby appoints James R. Moffett, Richard C. Adkerson, and Michael J. Arnold as proxies, with full power of substitution, to vote the shares of the undersigned in Freeport-McMoRan Copper & Gold Inc. at the Annual Meeting of Stockholders to be held on Tuesday, May 5, 1998, at 9:00 a.m., and at any adjournment thereof, on all matters coming before the meeting. THE PROXIES WILL VOTE: (1) AS YOU SPECIFY ON THE BACK OF THIS CARD, (2) AS THE BOARD OF DIRECTORS RECOMMENDS WHERE YOU DO NOT SPECIFY YOUR VOTE ON A MATTER LISTED ON THE BACK OF THIS CARD, AND (3) AS THE PROXIES DECIDE ON ANY OTHER MATTER.

  If you wish to vote on all matters as the Board of Directors recommends, please sign, date and return this card. If you wish to vote on items individually, please also mark the appropriate boxes on the back of this card.

                PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
                      PROMPTLY IN THE ENCLOSED ENVELOPE
_______________________________________________________________________________


                          (continued on reverse side)

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                           ^ FOLD AND DETACH HERE ^


                                                                                                   Please mark
                                                                                                    your votes    [X]
                                                                                                   as indicated
                                                                                                  in this example


  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR:                         THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST:

                                                  FOR WITHHELD                                              FOR   AGAINST  ABSTAIN
ITEM 1--Election of the nominees for directors.   [ ]   [ ]             ITEM 3--Stockholder proposal        [ ]     [ ]      [ ]
        Nominees for directors of Freeport-McMoRan                              regarding the
        Copper & Gold Inc.                                                      classification of the
        James R. Moffett        B.M. Rankin, Jr.                                board of directors.
        George Putnam

[ ] FOR, EXCEPT WITHHELD FROM:
  ______________________________________________________________
  (Write nominee name(s) in the space provided above to withhold authority.)

                                            FOR   AGAINST  ABSTAIN
                                            [ ]     [ ]      [ ]
  ITEM 2-- Ratification of appointment of
           Arthur Andersen LLP as
           independent auditors.











  SIGNATURE(S)_________________________________________________________________________________    DATED:____________________  1998
  YOU MAY SPECIFY YOUR VOTES BY MARKING THE APPROPRIATE BOXES ABOVE. YOU NEED NOT MARK ANY BOXES, HOWEVER, IF YOU WISH TO VOTE ALL
  ITEMS IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION. IF YOUR VOTES ARE NOT SPECIFIED, YOUR SHARES WILL BE VOTED FOR
  THE ELECTION OF THE NOMINEES FOR DIRECTORS, FOR PROPOSAL 2 AND AGAINST PROPOSAL 3.
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - -









 DEPOSITARY RECEIPTS EVIDENCING DEPOSITARY SHARES REPRESENTING PREFERRED SHARES
                                       OF
                      FREEPORT-MCMORAN COPPER & GOLD INC.
                   VOTING INSTRUCTIONS FOR ANNUAL MEETING OF
                           STOCKHOLDERS, MAY 5, 1998

  The undersigned hereby instructs ChaseMellon Shareholder Services, L.L.C., as Depositary under the Deposit Agreement pertaining to Depositary Shares (the "Depositary Shares") representing shares of certain preferred stock (the "Stock") of Freeport-McMoRan Copper & Gold Inc. (the "Company"), to vote the shares of Stock represented by Depositary Shares evidenced by Depositary Receipts issued by the Depositary in the name of the undersigned at the Annual Meeting of Stockholders to be held on Tuesday, May 5, 1998, at 9:00 a.m., and at any adjournment thereof, on all matters coming before the meeting with respect to which the owners of shares of Stock are entitled to vote. THE DEPOSITARY WILL (1) VOTE AS YOU SPECIFY ON THE BACK OF THIS CARD OR (2) ABSTAIN FROM VOTING WHERE YOU DO NOT SPECIFY YOUR VOTE ON THE MATTER LISTED ON THE BACK OF THIS CARD.


            PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY
                           IN THE ENCLOSED ENVELOPE
   _______________________________________________________________________


                          (continued on reverse side)


- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                           ^ FOLD AND DETACH HERE ^

                                                           Please mark
                                                            your votes   [X]
                                                            as indicated
                                                          in this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR:



                                                  FOR   WITHHELD

ITEM 1--Election of the nominee for director.     [ ]     [ ]
        Nominee for director of Freeport-McMoRan
        Copper & Gold Inc.
        Leon A. Davis











SIGNATURE(S)_______________________________________________  DATED:________ 1998
YOU MAY SPECIFY YOUR VOTE BY MARKING THE APPROPRIATE BOX ABOVE. IF YOUR VOTE IS NOT SPECIFIED, YOUR SHARES WILL BE COUNTED AS HAVING ABSTAINED FROM VOTING.
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -